Exhibit 99.1

Gilead Contacts:

Jacquie Ross, Investors
investor_relations@gilead.com

Ashleigh Koss, Media
public_affairs@gilead.com

TED LOVE, MD, JOINS GILEAD SCIENCES’ BOARD OF DIRECTORS

FOSTER CITY, Calif., Feb. 1, 2024 – Gilead Sciences, Inc. (Nasdaq: GILD) today announced that Ted Love, MD, has been appointed to the company’s Board of Directors.

Dr. Love is currently chair of the Board of Directors of the Biotechnology Innovation Organization and serves on the Boards of Directors of Royalty Pharma and Structure Therapeutics. Previously, he was the President and Chief Executive Officer of Global Blood Therapeutics, Inc. where he led the company from a pre-clinical startup to a global commercial company with a focus on sickle cell disease. Prior, he was Executive Vice President, Research and Development and Technical Operations at Onyx Pharmaceuticals, Inc.; President, Chief Executive Officer and Chairman of Nuvelo, Inc.; and Senior Vice President, Development at Theravance Biopharma, Inc. He began his biotech career at Genentech. Dr. Love earned his MD from the Yale School of Medicine and completed a residency in Internal Medicine and a fellowship in cardiology at Massachusetts General Hospital.

Known for championing access to care, Dr. Love received the William E. Proudford Sickle Cell Fund 2023 Distinguished Service Award for addressing ongoing healthcare disparities facing the sickle cell disease community. In 2023, he also earned the Spirit of the Heart Health Equity Champion Award from the Association of Black Cardiologists.

“We are delighted to welcome Ted Love to the Gilead Board of Directors,” said Daniel O’Day, Chairman and Chief Executive Officer of Gilead Sciences. “Ted is a highly respected executive leader with decades of experience in the biopharma industry, most recently as CEO of a global healthcare company. Ted also has a strong scientific background, and his focus on access and inclusion aligns perfectly with Gilead’s values. Ted will be a valuable addition to the Gilead Board as we continue to expand our impact on patients and communities worldwide.”

About Gilead Sciences

Gilead Sciences, Inc. is a biopharmaceutical company that has pursued and achieved breakthroughs in medicine for more than three decades, with the goal of creating a healthier world for all people. The company is committed to advancing innovative medicines to prevent and treat life-threatening diseases, including HIV, viral hepatitis, COVID-19, and cancer. Gilead operates in more than 35 countries worldwide, with headquarters in Foster City, California.

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Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA phone 650 574 3000 facsimile 650 578 9264	www.gilead.com

For more information about Gilead, please visit the company’s website at  www.gilead.com  or follow Gilead on X (@GileadSciences).